UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 17, 2011

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan	32-0058047
(State of Incorporation)	(IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377

(Address of principal executive offices) (zip code)

(248) 946-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note:

This Form 8-K/A is being filed as an amendment to the Current Report on Form 8-K filed by ITC Holdings Corp. (the “Company”) on August 23, 2011 (the “Original Filing”). The purpose of this amendment is to disclose the committee appointments of the new members appointed to the Company’s Board of Directors on August 17, 2011. Item 5.02 of the Original Filing is amended and restated as set forth below. There are no other changes to the Original Filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors.

On August 17, 2011, the Board of Directors of ITC Holdings Corp. (the “Company”) voted to expand the size of the Board of Directors from seven to ten directors and appointed J.C. Watts, Jr., M. Michael Rounds and Christopher H. Franklin as directors of the Company. There are no understandings or arrangements between Messrs. Watts, Rounds or Franklin and any other person pursuant to which any of Messrs. Watts, Rounds or Franklin was selected as a director of the Company. None of the new appointees to the Board of Directors has any family relationship with any director or executive officer of the Company.

In connection with their service as directors, each appointee will receive the Company’s standard non-employee director cash and equity compensation. Specifically, Messrs. Watts, Rounds and Franklin will each receive a $75,000 annual cash retainer (payable in equal quarterly installments) and an annual equity retainer of restricted stock with a total value of $75,000 under the Company’s 2003 Stock Purchase and Option Plan (awarded through quarterly grants valued at $18,750 each), as well as an annual cash payment if he serves as chair of any committee or as lead director.

At the time of their appointment, it had not been determined on which committees of the Board of Directors the new appointees would serve. On November 16, 2011, the Board of Directors appointed Mr. Watts to the Compensation Committee and the Nominating/Corporate Governance Committee, Mr. Rounds to the Nominating/Corporate Governance Committee, and Mr. Franklin to the Audit and Finance Committee and the Security, Safety, Environmental, Health and Reliability Committee, in each case effective immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 18, 2011

ITC HOLDINGS CORP.

By:	/s/ Daniel J. Oginsky
Daniel J. Oginsky
Its:	Senior Vice President and General Counsel